Exhibit 99.1

BioSig Technologies Announces Advanced Research Program with Mayo Clinic

MINNEAPOLIS, MN, March 23, 2016 – BioSig™ Technologies, Inc. (OTCQB:BSGM) today announced the establishment of an advanced research program with Dr. Samuel Asirvatham at the Mayo Clinic in Rochester, Minnesota.

This program has been designed to build upon the initial studies conducted at Mayo Clinic in March, June and November 2015 through a tripling of investment to fully characterize and develop novel features discovered during this prior preclinical work.  These features have the potential to make significant impact in the treatment of complex arrhythmias.

“We are extremely pleased to continue our relationship with Dr. Asirvatham and his colleagues at the Mayo Clinic.” said Greg Cash, President and CEO of BioSig Technologies.  “The previous studies confirmed the potential of PURE EP to improve the clarity of cardiac signals while minimizing electrical noise in the cardiac electrophysiology laboratory.”

About BioSig Technologies

BioSig Technologies is a medical device company that is developing a proprietary technology platform designed to improve the $3 billion EP marketplace1 (www.biosigtech.com). Led by a proven management team and a veteran, independent Board of Directors, Minneapolis-based BioSig Technologies is preparing to commercialize its PURE EP System.

The PURE EP System is a surface electrocardiogram and intracardiac multichannel signal acquisition and analysis system designed to assist electrophysiologists in making clinical decisions in real-time by acquiring and displaying high-fidelity cardiac signal recordings and providing clarity of data which may be used to guide the electrophysiologists in identifying ablation targets - areas of tissue to treat that otherwise create a heart rhythm disturbance (arrhythmia).

Analysts forecast the global market for EP devices will grow at a 12.1 percent compound annual growth rate, from $2.5 billion in 2012 to $5.5 billion by 20191, making it one of the fastest growing medical device segments. Just in the US, the number of Atrial Fibrillation (AF) and Ventricular Tachycardia (VT) arrhythmia ablations is forecast to grow at 10.5 percent from 2012 to 20172.

BioSig intends to seek FDA 510(k) clearance for the PURE EP System. The Company has achieved proof of concept validation through UCLA labs, and has performed pre-clinical studies at the Mayo Clinic in Minnesota. The Company is collaborating with several of the nation's most prestigious cardiac arrhythmia centers including Texas Cardiac Arrhythmia Institute, UCLA Cardiac Arrhythmia Center, and Mayo Clinic.

(1)	Electrophysiology Devices Market - Global Industry Analysis, Size, Share, Growth, Trends and Forecast, 2013 – 2019
(2)	HRI 2013 "Global Opportunities in Medical Devices & Diagnostics" report; triangulation of multiple sources; *AF includes left atrial tachycardia, left WPW, left atrial flutter.

Contact:
Investor Relations:
Brian McLaughlin
BioSig Technologies, Inc.
bmclaughlin@biosigtech.com
917-370-9817